                                                                    Exhibit 21.1

                                  Subsidiaries

                                 Jurisdiction of            Name under which
Name of Subsidiary               Incorporation              Doing Business
------------------               ---------------            ----------------
ZLand (Cayman) Ltd.              Cayman Islands,            ZLand (Cayman) Ltd.
                                 British West Indies

ZLand B.V.                       Netherlands                ZLand B.V.

Appintec Corp.                   California                 ActionWare

Emerging Market                                             Emerging Market
Technologies, Inc.               Delaware                   Technologies, Inc.

Commercial Interiors                                        Commercial Interiors
Network, Inc.                    California                 Network, Inc.